Zoho Sign Document ID: JPGSTQXH0EE8X23ZCNR4YYBDB-GPAUSFIVE2SUQK2IU		First Choice Business Brokers Los Angeles 130
1642 Westwood Blvd. Ste 201,
Los Angeles, CA 90024
ASSET PURCHASE AGREEMENT (131)		Office: www.thebusinessbrokerslosangeles. (424) 832-3410 com/
Including Warranties and Representations, Earnest Money Receipt and Instructions to Closing Entity.
This Agreement is entered into this 01/22/2021	(date) whereby
Malcolm Wingate Cush Franklin LLC	Frank Igwealor, Managing Member
(“Buyer”, or assignee, whether one or more), hereby agrees to purchase from:
YCO Productions, LLC	Yaro Celis, Managing Member
(“Seller”, whether one or more), upon the terms and conditions set forth, the Assets of the Business ("Business") known as:
YCO Bitcoin		Listing # 130-20330
Located at: 2570 Mallory Street Los Angeles, CA 90032
The Purchase Price of the Business is: 100,000.00	ƒ The Purchase Price of the Property is: n/a
ƒ The Purchase Price includes real property legal description: n/a
1. The Total Purchase Price will be: $ 100.000.00	U.S. Dollars, and will be payable as follows:

2	.	$10,000.00	An Earnest Money Deposit (EMD) is ƒ presented with this offer OR- To be wired within two (2)
			business day(s) payable to Hollywood Escrow	,which will be delivered to the Escrow Company
			Or Transaction Attorney (“Closing Entity”) after Buyer and Seller have executed this Agreement, including
			any Amendments. Buyer to provide to Buyer’s agent evidence of wire transfer or check deposit to ensure
			proper credit to Buyer’s escrow and timely commencement of due diligence. The Closing Entity is instructed
			to open an escrow or trust account and to hold the EMD in trust until closing or other termination of this
			Agreement. The EMD accepted is subject to collection. Buyer represents the EMD check has sufficient funds
			available when the check is deposited. Failure to remit the EMD will void this Agreement at Seller’s option.

3	.	$50,000	A Seller Carry Note (SCN), payable in 24	monthly payments, including 5	% interest per
			annum. The first payment will be due and payable 30 days after closing, with the interest accruing 1 day from
			the closing. A late fee of 10% of the payment will be charged if the payment is not received within 10 days of
			The due date. The approximate monthly payment amount will be $2,193.57
4	.	$ n/a	Additional Funds at closing from 3rd Party financing as described in Contingencies.
5	.	$ n/a	Balloon Payment(s): n/a
			Other: n/a
6	.	$ n/a	Assumption of Seller Debt/Liabilities as described in Contingencies. If the actual amounts assumed differs at
			the Closing of Escrow ‘ the Seller Note or ‘ down payment shall be adjusted accordingly.

7	.	$40,000.00	Cash at Closing due a minimum of 24 hours prior to the closing date, payable to the closing entity by wire
8	.	$100,000.00	TOTAL PURCHASE PRICE: (2+3+4+5+6+7) (This amount does NOT include closing costs, prorations,
			deposits or other fees and costs associated with the purchase).
9. PROOF OF FUNDS: Provided ƒ Buyer to provide proof of cash funds (excluding financing) within n/a					days of acceptance of this offer. Buyer

agrees to provide written evidence from a bona fide financial institution of sufficient cash available to complete this purchase under the presented terms. If Buyer does not submit the written evidence within the time period set forth above, Seller reserves the right to terminate this Agreement.

10. EARNEST MONEY DEPOSIT RELEASE INSTRUCTIONS: Seller warrants that, in the event that Buyer does not release Buyer’s Due Diligence within the Due Diligence period stated in this Agreement, Seller hereby irrevocably authorizes the named Closing Entity Company to release such funds to Buyer without additional Seller signatures. Seller irrevocably releases First Choice Business Brokers (FCBB), its agents and the named Closing Entity Company from all liability regarding the release of funds to Buyer.

11. SECURITY: If Seller is to provide financing for Buyer, unless otherwise noted, Buyer will grant Seller a lien on all the assets of the business. The security for the lien will consist of, but shall not be limited to, the furniture, fixtures, equipment, stock in trade inventory, leasehold improvements, goodwill and trade name of the business, all additions, replacements, attachments and accessions, including insurance settlements or proceeds, in which Debtor now or hereafter has an interest and that arise out of or related to the Business. At or prior to the transfer and/or closing of the sale, Buyer will deliver and execute at Buyer’s own expense such security documents (including evidence of corporate authority), UCC-1 form, a Promissory Note and Security Agreement executed by Buyers for the Seller Carry Note. Such note and Security Agreements will be subject to any existing liens described herein. The UCC-1 form

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Zoho Sign Document ID: JPGSTQXH0EE8X23ZCNR4YYBDB-GPAUSFIVE2SUQK2IU may be filed to record a lien in favor of Seller. If a lien on real property is included in the security, the Closing Entity Company is hereby instructed to prepare and record such lien against the property, unless otherwise instructed in writing by Buyer and Seller. If the security for the Seller Carry Note includes real property or mixed collateral, Buyer and Seller are cautioned that such collateral may be subject to complex rules and court decisions under State law. Buyer and Seller are strongly advised to consult legal counsel in connection with the securing and enforcement of such obligations.

Any additional funds that are not paid to Seller at the close of the transaction are subject to the same security as a Seller Carry Note. The note may be prepaid without a penalty and is not assumable without Seller’s written consent. Closing Entity Company is hereby instructed by Buyer and Seller to prepare a Security Agreement and Promissory Note that is personally guaranteed by Buyer for any funds not paid to Seller at closing.

Seller’s Accounts Receivable is: $ n/a

. Collection of any assumed Accounts Receivables will be by separate agreement.

13.1 Intellectual Property means any and all of the following in any jurisdiction throughout the world:(i) trademarks and service marks, including all applications and registrations and the goodwill connected with the use of and symbolized by the foregoing; (ii) copyrights, including all applications and registrations related to the foregoing; (iii) trade secrets and confidential know-how; (iv) patents and patent applications; (v) internet domain name registrations; and (vi) other intellectual property and related proprietary rights, interests and protections (including all rights to sue and recover and retain damages, costs and attorneys' fees for past, present and future infringement and any other rights relating to any of the foregoing. infringement and any other rights relating to any of the foregoing. (b) Seller owns or has adequate, valid, and enforceable rights to use all the Intellectual Property included in the Purchased Assets (the “Purchased IP”) free and clear of all Encumbrances. Seller is not bound by any outstanding judgment, injunction, order, or decree restricting the use of the Purchased IP or restricting the licensing thereof to any person or entity. (c) Seller's prior and current use of the Purchased IP has not and does not infringe, violate, dilute or misappropriate the Intellectual Property of any person or entity and there are no claims pending or threatened by any person or entity with respect to the ownership, validity, enforceability, effectiveness or use of the Purchased IP. No person or entity is infringing, misappropriating, diluting or otherwise violating any of the Purchased IP, and neither Seller nor any affiliate of Seller has made or asserted any claim, demand or notice against any person or entity alleging any such infringement, misappropriation, dilution or other violation.

14. INVENTORY OF MERCHANDISE: It is agreed that the on-hand inventory of marketable merchandise for resale at Seller’s cost that is included in the

If a price adjustment is to be made, it will be reflected in F the Seller Carry Note or F the Total Purchase Price. If requested by Buyer or Seller, an itemized physical inventory will be undertaken by Buyer and Seller or an independent third party prior to the closing. If Buyer and Seller cannot agree on the value of the inventory, either party may request to appoint an additional independent third-party company to value the inventory and all parties agree that the third-party valuation will be deemed the value of the inventory. All costs incurred to perform the inventory count will be paid equally by Buyer and Seller. Seller agrees that between the acceptance of this Agreement (including any counter offers), and the closing of the transaction, Seller will maintain average and normal working inventory.

15. EXCLUDED ASSETS: No assets are to be excluded from the sale except as provided in any attached Schedule. Buyer may, at Buyer’s option and cost, photograph, or video the Business equipment and inventory after acceptance of this Agreement.

16. BUYER’S AND SELLER’S ASSUMPTION DUTIES AND RELEASE OF LIENS: If Buyer is to assume any existing encumbrance, advertising, service or contractual agreements, loan or equipment lease(s), then Seller will, prior to closing this sale, provide the Buyer and FCBB with all details of the encumbrances, including copies of service agreements, lease agreements, loans, balance owing and payment schedules. If Buyer is to assume any lease and/or loan, the Buyer agrees to immediately make application to assume such leases, advertising, service, or contractual agreements and/or loans. Buyer will not assume any liabilities except those listed here or elsewhere in this Agreement or attachment. n/a

Buyer agrees to hold Seller harmless and indemnify Seller in the event that any Buyer-assumed encumbrance, note, or liability is not paid, and payments are demanded from Seller. At the closing, Seller shall deliver or shall cause to be delivered to Buyer the written evidence, in a form satisfactory to Buyer, of the full release of all Encumbrances (other than Encumbrances assumed by Buyer pursuant to this Agreement) related to the purchased assets.

17. EXCLUDED LIABILITIES: Buyer shall not assume and shall not be responsible to pay any liabilities of Seller other than the liabilities assumed in this Agreement. Seller shall pay and satisfy all Excluded Liabilities that Seller is obligated to pay. The Excluded Liabilities shall include:

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(a) any Liability for any of the following (i) taxes of Seller or relating to the Business, the purchased assets or the assumed liabilities for any pre-closing tax; (ii) taxes that arise out of the completion of the transaction or (iii) other taxes of Seller that become a liability of Buyer under any transferee or successor liability or by operation of contract or law;

(b)	any liabilities relating to or arising out of the assets that are excluded from this agreement;
(c)	any liabilities in respect of any settled, dismissed, pending, or threatened actions arising out of, relating to the operation of the Business prior to the closing date;

(d)	any liabilities of Seller in connection with any benefit plan providing benefits to any present or former employee of Seller;
(e)	any liabilities of Seller for any wages or other payments to present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any liabilities associated with any claims for wages or other benefits, bonuses, commissions, accrued vacation, workers compensation, severance, retention, termination, deferred compensation, Phantom stock, or other payments arising from the pre-closing employment period;

(f)	any liabilities of Seller for any fine, penalties, fees, or other amounts arising from undocumented workers;
(g)	any liabilities of the Business relating or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that
(i)	do not constitute part of the purchased assets issues by the Business' customers to Seller before the closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer within this Agreement; or (iv) to the extent such liabilities arise out of, or related to a breach by Seller of such contracts; (h) any liabilities by Seller to comply with any law or governmental order.

18. ASSET ALLOCATION: In accordance with IRS Code 1060, the asset allocation will be determined jointly by Buyer and Seller outside of the closing of this transaction within Ninety (90) days from the close of the transaction or as required by any State or Federal Regulation. The determination of asset allocation is NOT a condition precedent, condition subsequent or a contingency upon which formation of a legally binding and enforceable Agreement is based or a contingency of this Agreement or any right FCBB has to its Commission hereunder. Buyer and Seller agree that they have formed a binding legal contract with execution of this Agreement regardless of whether the parties agree on future asset allocation.

19. ƒBUYER’S WAIVER: Buyer elects NOT to request any financial records from Seller. BUYERS INITIALS XX XX

20. CONTINGENCIES: If the Buyer is unable to satisfy the contingencies described below within the specified time limits, either party may terminate this Agreement by giving written notice to the other party, and Brokers and Seller agree to authorize the release of the EMD to the Buyer forthwith, minus any Closing Entity Company fees owed. The purchase is contingent upon the following items:

20.1 Due Diligence: The purchase is contingent upon Buyer reviewing and accepting Seller’s financial information, contracts, leases, employee records and other information obtained from Seller. Details and contact information for any requested lists or contracts will only be provided at Seller’s discretion based upon the degree of confidentiality.

Seller shall, within (7) seven business days

* of acceptance of this Agreement, deliver to Buyer the requested financial records,

all leases to be assumed (including the real property lease where the business is located), and other Business operating information as requested. Buyer shall, within (14) fourteen calendar days of receipt of these records and information, perform their due diligence and either accept and approve or reject these records and information required to operate the Business. (The “Due Diligence Period”). Acceptance shall be deemed as a release of this contingency. Any additional Documents requested by Buyer must be requested by Buyer from Seller within THREE (3) business days after receipt of the original requested documents and the Due Diligence Period shall be extended by these Three (3) business days. If Buyer fails to release this contingency in writing during the Due Diligence period, it is agreed that Buyer will have unilaterally waived their right to cancel this Agreement without penalty based upon their Due Diligence. Neither Buyer nor Seller will be reimbursed for any expenses incurred in conjunction with the Due Diligence investigation.

* Seller’s time period to deliver the required Due Diligence documents will commence upon evidence of EMD deposit.
20.2	Licenses: Buyer or Buyer’s Representative to apply for and receive the approval of the following special licenses and/or permits that are required to operate the Business:
Registered MSB w/ FINCEN, AML & KYC registrations

	Buyer or Buyer’s Representative will apply for such licenses/permits within n/a	days of Seller’s acceptance of this Offer OR within five(5)
days of the execution of the Due Diligence Release. This contingency does NOT include or apply to licenses and permits that are issued ONLY after the close of escrow.

20.3	Real Property Lease: This Agreement is subject to and conditioned upon Buyer receiving the following:
(Buyer or Buyer’s Representative will deliver to property owner/agent any required application within n/a business days following Due Diligence release.) Check one:

  An assignment of the existing lease in its present form, including all amendments, attachments and exhibits or:
  An assignment of the existing lease plus an option or extension for an additional: n/a years on terms acceptable to Buyer, Seller and Landlord or:
  A new lease with Seller’s landlord on terms and conditions acceptable to Buyer to become effective concurrently with the Close of the transaction or:
  A sublease with Seller on terms acceptable to landlord and Buyer, to become effective concurrently with the Close of the transaction or:

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ƒ No Lease (E.g. Home-Based Business).

Buyer and Seller are advised that all lease agreements require notice to and approval by the Landlord and Buyer’s personal guarantees of the lease if required by the Landlord. Seller agrees to cooperate with Buyer in obtaining Landlord’s approval. Buyer agrees to make application to the Landlord in a timely manner but not before Buyer’s signed Due Diligence Release unless otherwise agreed to by Seller in writing. Buyer and Seller will solely be responsible for the completion of any lease agreement with the Landlord. Seller will provide Buyer and FCBB with a copy of the current lease immediately after acceptance of this Agreement. Buyer, during and as part of his/her due diligence, will review any existing lease to be assumed. Unless otherwise stated herein, the lease will be deemed approved by the end of the due diligence period unless Buyer (prior to the end of the due diligence period), notifies Seller and FCBB in writing of Buyer’s intent to not approve the existing lease for assumption. Buyer agrees to be responsible for Landlord’s Application Fee (if any). Buyer and Seller agree to share equally the cost of any Lease Assignment or Sublease transfer fees. Buyer will, at close of escrow, pay to Seller, in addition to the purchase price, any assumed advance rent or security deposit with the Landlord of the leased property, plus pro-rated prepaid monthly rent. Buyer agrees to comply/cooperate fully with landlord’s application requirements for lease and/or assignment approval. In the event that the application is declined by the landlord in writing, and such is provided to the Closing Entity, and the lease contingency cannot be met, EMD shall be returned to the Buyer forthwith, minus Closing Entity Company fees incurred (if any) with no further signatures required from any party and this contract is null and void. The approximate amount of the advance rent and/or security deposit on deposit with the landlord is $ n/a . Buyer and Seller authorize FCBB and/or its agents to act on Buyer’s and Seller’s behalf to negotiate a new lease and collect any fee if paid for such services.

20.4	ƒ Third Party Financing (Lender):
Buyer’s obligation to purchase the Business is contingent upon Buyer obtaining the loan as referenced in Item #4 of this Agreement.
(a) Buyer to submit a completed loan application to a Lender within n/a business days of acceptance of this offer.
(b) Buyer to receive a letter of Commitment from a Lender within n/a business days of acceptance of this offer in the amount of $ n/a .
Buyer hereby authorizes Lender to provide information and documentation to the Seller and FCBB regarding the status of such loan request,
Buyer agrees to use its best efforts to obtain such financing. Seller agrees to cooperate and provide documents required by lender (whether listed under due diligence items or not) in a timely manner. (FCBB may be compensated for the referral of the Buyer to a Lender.)

20.5	ƒ Additional Contingencies and Conditions:

21.	OTHER TERMS OF AGREEMENT:
22.	ƒSEE ATTACHED ADDENDUM #1
23.	DOCUMENTS REQUESTED FOR BUYER’S INDEPENDENT INVESTIGATION & DUE DILIGENCE: Check all that apply.

	Profit & Loss/Income Statements and Balance Sheets for the period	2018	to	2020
	Federal tax returns for the years or fiscal period 2017		to 2019
ƒ	Sales Tax Returns for the years n/a	to n/a
ƒ	If included in the purchase, a list of aging of Account Receivables to be included		(check one)	ƒ YES	ƒ NO

Other documents requested to complete an independent investigation by Buyer include the following:

1) Business Bank Statements and Business Credit Card Statements from 2018 to 2021 YTD, List of Furniture & Equipment; Lease Agreements

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2) Sales and expense records, including but not limited to orders, bills, invoices, other income and expense records from 2018-2021 YTD as applicable 3) Merchant Statements, vendor list and agreements, Royalty Reports, Website Traffic Report, Daily & Weekly Sales Reports, insurance policies as applicable

Buyer hereby acknowledges that he/she has received the following documents as of the date of the signing of this Agreement:

Confidential Business Profile

24. FURTHER ASSURANCES: In connection with this Agreement and the transactions contemplated hereby, each party hereby agrees, at the reasonable request of the other parties, to execute and deliver such additional documents, instruments, conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

25. WAIVER AND/OR RELEASE OF CONTINGENCIES: Unless Buyer notifies Seller or FCBB in writing of their intention not to waive or release contingencies contained within this Agreement prior to the expiration of such contingencies or prior to the transaction closing date, whichever occurs first, or if Buyer fails to cancel this Agreement in writing, it is agreed that Buyer will have unilaterally waived such contingencies and waived the right to cancel this Agreement without penalty.

26. EFFECT OF BUYER’S REMOVAL OF CONTINGENCIES: If Buyer removes, in writing, the contingencies and or cancellation rights, the Buyer shall have conclusively be deemed to have (1) completed all Buyer’s investigations, review of reports, other applicable information and disclosures pertaining to that contingency or cancellation right; (2) assumed all liability and responsibility pertaining to that contingency or cancellation right and; (3) elected to proceed with the transaction.

27. NON-APPROVAL BY BUYER: If Buyer does not release Buyer’s Due Diligence within the time specified in the Agreement, Buyer may elect not to proceed with the purchase and all earnest money deposits (minus investigative fees, if any), will be returned to Buyer forthwith and this Agreement will be considered cancelled with no liability to Buyer, FCBB and Seller.

28. PRORATIONS/ADJUSTMENTS: Buyer and Seller agree to adjust and pro-rate (based on a 30-day month) all usual items to the date of closing, including but not limited to: Payroll, Vacation Pay, Deposits, Taxes, Rents, Assumed Equipment Lease and Assumed Notes. Such adjustments will be reflected in Seller’s net proceeds and/or any Seller Carry Note, if applicable and credited to the appropriate party. All items of income and expense relating to the Business up to midnight of the day prior to closing/transfer will be for the Seller's account, and all items of income and expense from and after the day of closing/transfer will be for Buyer's account. Buyer will arrange to have the utilities transferred to Buyer and will be responsible for new deposits to those utilities. Any other Seller deposits will be the property of Seller and will not be assumed by Buyer unless otherwise stated. Unless otherwise stated, all accounts payable accrued up to the closing date will be the responsibility of the Seller and all accounts receivables accrued up to the closing date will be the property of the Seller. All customer deposits in the custody of the Seller for work or services not yet completed or merchandise not delivered will be the property of Buyer. Unless otherwise noted, all work in progress will be pro-rated as agreed to by Buyer and Seller. All deposits that are transferred by Seller to Buyer will NOT affect the Total Purchase Price.

29. CLOSING DOCUMENTS: Seller will deliver to Buyer at the closing any Transfer of Land documents, Bill of Sale, Assignment of Lease and such other documents (including evidence of corporate authority), as reasonably required by Buyer in connection with this sale. Buyer and Seller agree on or prior to closing to execute and deliver to FCBB a valid and binding release and indemnification for FCBB.

30. CLOSING ENTITY FEES: The purchase shall be consummated through a third party (Closing Entity Company). Buyer and Seller agree to sign Escrow instructions, and each agree to pay one half of all Transaction Fees, Transfer Fees or any other fees relating to the sale and transfer of the assets of the business to complete the transaction. (Buyer’s Business Licensing fees are exempted unless otherwise agreed to.) In the event of cancellation of escrow or this transaction, Buyer agrees that the Closing Entity Company may deduct investigative fees (if any), from the EMD. The Closing Entity Company shall search for liens, lawsuits and tax indebtedness owing by Seller and prepare the Bill of Sale and other documents required for the transfer of the Business and its assets. Should any dispute arise regarding the release of earnest money funds, Buyer agrees to hold FCBB harmless and look only to the Seller for reimbursement. This Agreement supersedes any prepared escrow Instructions unless any changes/amendments are agreed to by Buyer and Seller in writing.

FAMILIARIZATION & TRAINING: Seller or Seller’s designated employee/person, without additional compensation, WILL

31. ƒ WILL NOT train, consult, familiarize and acquaint Buyer with all material aspects of the Business from the date of closing of this sale for a period of thirty (30) not to exceed 25 hours per week. If the named Business is a Franchise, Seller agrees to train Buyer in addition to any formal training provided by a Franchisor. Seller shall not be responsible for training Buyer in the basics of operating a business of the type being purchased pursuant to this Agreement, but only to alert Buyer to the nuances, as determined by Seller, of operating this type of business. In the event that Seller agrees to provide familiarization to Buyer, Buyer agrees, affirms, and understands that FCBB has no authority, responsibility, or liability to ensure that Buyer receives adequate or sufficient familiarization, or any familiarization at all. If Buyer is not familiar with the type of Business being purchased, then Buyer is advised to seek additional training from other sources. The familiarization process may include introductions to customers, clients, vendors, and employees.

32. TITLE: Upon receipt of the agreed-upon purchase price and terms, Seller warrants and will deliver to Buyer good and marketable title to the assets and the Business, free and clear of all liens and encumbrances except for any encumbrance that is to be expressly assumed or taken subject to pursuant to this Agreement. Unless stated, all encumbrances on the business assets will be paid in full by Seller on or before the closing.

33. COVENANT NOT TO COMPETE: As a material part of the consideration of this Agreement, Seller and All Principal Owners of “the Business named in this Agreement,” agree not to compete, directly nor indirectly in any manner, nor engage in the Same Type or Similar Business that is Being Sold, nor aid nor assist anyone else, except Buyer, to do so. Seller agrees that, from the date of closing of this sale, to refrain from interfering with Buyer’s business

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For a period of: Five (5) consecutive years from the date of closing of the sale AND

ƒ Not within a radius of: n/a	( n/a ) miles from the current location of the Business OR
Not within: Los Angeles County	Location or vicinity from the date of	closing	of	the	sale	of	the

Business, (except where exempted by a Franchise Agreement) so long as Buyer or Buyer’s successor-in-interest is operating the Business in the said location or area. This covenant shall not apply to other existing like/kind businesses already owned and/or operating by Seller.

34. BUSINESS OPERATIONS & PREMISES: Seller agrees to maintain standard operating hours and marketing to maintain the value of the business. Until possession is transferred, Seller agrees to operate the Business in its ordinary course without material changes and to maintain the Business premises, including maintaining insurance policies in force, maintaining sufficient inventory for the Buyer to assume the operation of the Business, heating, cooling, plumbing, electrical systems, built-in fixtures, together with all other equipment and assets included in this sale in working order. Seller does not guarantee that Seller’s clients and customers will continue to be clients or customers of the Business or that current vendors will continue to sell their products to the Purchaser. Seller agrees to maintain and leave the premises in a clean, orderly condition. Seller further agrees to be in compliance with all required government regulations until the close or completion of the transaction. Seller further warrants a continuing duty to disclose ALL material facts known to Seller regarding the Business and agrees to promptly notify Buyer of any potential loss of a major customer; any material changes that might affect the operation, the profitability or value of the Business, or any circumstances that might affect any representations made to Buyer regarding the operation or value of the Business. Buyer and Seller each warrant that they have not withheld any information, either directly or indirectly, that would materially affect their ability to close this transaction as required in this Agreement.

35. CONDITION OF EQUIPMENT AND ASSETS: The Purchased Assets are in good condition and are adequate for the uses to which they are being used for. Except as specifically provided in this Agreement, Buyer is purchasing the Assets in an “as is where is” condition without warranty of merchantability or fitness for any particular purpose. At the closing of this transaction, all equipment will be in working condition (ordinary wear and tear excepted), except as noted to Buyer in writing by Seller, at its sole expense and at Buyer's option, Seller will on or prior to the closing date, repair or replace any equipment not in working condition. A list of all included equipment will be furnished by Seller to Buyer and FCBB immediately after acceptance of this offer. Prior to the closing of the transaction, Buyer (at Buyer’s option), may inspect the included equipment and will provide Seller and FCBB, in writing, of Buyer’s non-acceptance of any equipment. Buyer may inspect all included vehicles at Buyer’s costs. If Buyer desires to obtain an independent appraisal of the business equipment, the appraisal shall be completed (at Buyer’s cost), within the due diligence period, unless otherwise stated. Buyer and Seller have been advised that FCBB and its agents are not equipment appraisers. Seller agrees to allow Buyer reasonable access to investigate the condition of the included assets.

36. POSSESSION AND BUSINESS OPERATION RECORDS: Possession of the Business will be given to Buyer upon the closing of the transaction or escrow. Seller shall deliver to Buyer the Business with entrance keys, alarm codes and necessary passwords for all computer and websites, etc. At or prior to the closing of this sale, Seller will deliver to Buyer all employee and customer records and all other documents and information pertinent to the operation of the Business. These records will include originals or copies of all documents necessary to conduct business with suppliers and customers/clients of the Business.

37. ZONING AND LICENSES: Seller warrants that the Business has the appropriate licenses, permits and zoning required to operate the Business. If the transfer of a liquor license, or any other such restricted license, is included in this sale, then Seller agrees to assist Buyer to comply with all applicable State or County Codes, Laws or Regulations concerning such transfer.

38. LOSS OR DAMAGE: The risk of any loss or damage to the Business premises, or any of the improvements, systems, equipment or other assets included in this sale at any time prior to the closing of this sale shall be upon the Seller. If destruction or material damage occurs prior to the close of the sale, then upon demand of Buyer, any deposit made by Buyer shall be returned forthwith and this Agreement shall be terminated. Immediately from and after the closing of sale, all risk or loss of damage will be upon Buyer.

39. NO LITIGATION, VIOLATIONS OR DISPUTES: Seller warrants to Buyer that there is no litigation, no violations, no formal notices, no investigations, no disputes or proceedings pending to Seller's knowledge against or relating to the Business or the sold assets (except as disclosed to Buyer in written form), nor does Seller know or have reasonable grounds to know of any basis of any such action or governmental investigation relative to the Business or other sold assets. Seller warrants to Buyer that there is no default under any contract to be assumed by Buyer. If prior to close of the transaction or escrow, Seller receives or becomes aware of such notices or investigations, Seller will immediately inform Buyer in writing of such notices or investigations 40. FINANCIAL INFORMATION: Seller warrants that any financial information provided to Buyer by Seller or FCBB, is a true, correct, fair, and accurate presentation of the results of the operations of the Business. Seller represents that the books and records are the actual records maintained by Seller and that copies of any forms claimed to have been filed with the appropriate governmental agency are the true copies of such filed forms.

41. EMPLOYEES: Seller does not guarantee that Seller’s employees will remain employed by the Business after the closing of the transaction. Seller is not aware and has no knowledge of any employee intention of resigning after completion of the purchase/sale, (Owners exempted).

42. FAIR MARKET VALUE: Seller represents and acknowledges that the Purchase Price represents the fair market value of the Assets as of the day of the execution of this Agreement, as such fair market value was determined through good faith, arm’s length negotiations with Purchaser after accounting for all marketability limitations of such Assets, and all setoffs, claims and defenses, liens and encumbrances against the Assets. Seller further acknowledges that (i) the terms of this Agreement were negotiated in good faith and in an arm’s length manner; (ii) Seller was not coerced, nor did Seller coerce Purchaser, with respect to the material terms of this Agreement, including the Purchase Price; (iii) the terms of this Agreement were reviewed by Purchaser’s counsel and Seller’s counsel; and (iv) this Agreement has been entered into freely by all parties after advice and consultation with their respective counsel, consideration of all the terms, conditions, limitations, potential claims arising from or related to the purchase of the Assets and representations and warranties contained herein, as well as the condition of the Assets being purchased. Buyer and Seller acknowledge that Fair Market Value is NOT an appraisal.

43. COVENANTS: Other than in the normal course of business, between the date of this Agreement and the closing, Seller shall not convey, pledge, lease,

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44. REPRESENTATION AND WARRANTIES: No representation or warranty made by Seller in this Agreement or in any other documents is false or inaccurate in any material respect, and no statement of fact made by Seller contains any untrue statement of material fact or omits to state any material fact of which Seller is aware that is necessary in order to make the statement not misleading in any material respect.

(a)	Seller has no liabilities with respect to the Business, except (i) those which are reflected in the financial statements delivered to the Buyer, and
(ii)	liabilities incurred in the ordinary course of business consistent with past practices since the date of the financial statements delivered to Buyer.
(b)	The relationships of the Seller with the Business’ customers and suppliers are good commercial working relationships and none of such customers or suppliers has canceled, terminated, reduced its historical purchasing volume, limited amount of supplies or services, or otherwise altered its relationship with the Business, and Seller has not received any notice, and has no reason to believe, that any of the Business’ customers or suppliers intend to cancel, terminate, reduce its historical purchasing volume or pricing, limit the amount of supplies or services, or reduce its relationship with the Business.

(c)	Seller has been and is, in compliance with all applicable federal state and local laws and regulations applicable to the business operation.
(d)	There is no action of any nature pending or, to Sellers knowledge, threatened against or by Seller (i) waiting to or affecting the purchase assets or the assumed liabilities; or (ii) that challenges or seeks to prevent or delay the transaction.

(e) The Business is and has been in compliance with all applicable environmental laws. Seller does not have any knowledge and has not received any environmental notice or environmental claim or written request for information regarding applicable environmental laws, which remains pending or unresolved. There has been no violation, disposal, or release of any hazardous materials by Seller at the real property where the Business is located.

(f) Seller is in compliance with all employment laws, there are no actions pending or, to sellers knowledge, threatened or reasonably anticipated relating to any labor or employment matters or concerning any/or affecting current or former employees, independent contractors, consultants, or temporary employees of Seller. No event has occurred, or circumstance exist which would give rise or serve as a valid basis for any such actions or investigations by or against Seller. As of the date of this Agreement all compensation for services performed on or prior to the date of this Agreement have been paid in full. Seller will disclose to Buyer any outstanding agreements or commitments of Seller regarding any compensation, commissions, reimbursements, or bonuses prior to closing. All employees of the business classified as exempt under the Fair Labor Standards Act and State and local wage-and-hour laws are properly classified unless otherwise disclosed to Buyer by Seller.

45. ENVIRONMENTAL HAZARD CONSULTATION: Buyer and Seller acknowledge: (i) federal, state and local legislation impose liability upon existing and former owners and users of real property, in applicable situations, for certain legislatively defined, environmentally hazardous substances: (ii) FCBB has made no representation concerning the applicability of any such law to this transaction or to Buyer or to Seller, except as otherwise indicated in this Agreement: (iii) FCBB has not made representation concerning the existence, testing discovery, location and evaluation of/for, and risks posed by, environmentally hazardous substances, if any, located on or potentially affecting the Business and (iv) Buyer and Seller are each advised to consult with technical and legal experts concerning the existence, testing, discovery, location and evaluation of/for, and risks posed by, environmentally hazardous substances, if any, located on or potentially affecting the Business.

46. FRANCHISE: If the Business named herein is a Franchise, Buyer agrees to immediately apply for and obtain Franchisor approval to purchase the franchise. Buyer agrees to attend the next available franchise training offered by the Franchisor. Unless otherwise stated, the cost of the Franchisee training (if any) and Franchise transfer fees will be the responsibility of Buyer. (“Franchise Addendum” is attached and made a part of this Agreement).

47. CREATION OF ANOTHER ENTITY BY BUYER: Buyer may elect to create another entity (e.g., corporation, partnership, or LLC). This Agreement may be assigned to the entity and Buyer will cause the entity (to the extent permitted by law) to assume the same. Buyer will continue to be personally liable for and personally guarantee the performance of this Agreement and the payment of any unpaid balances owed to Seller notwithstanding such assignment and assumption. The manner of taking title and the form of ownership of the business may have significant legal and tax consequences and shall be decided by Buyer. Buyer is advised to consult Buyer’s appropriate professional for advice.

48. RELIANCE & DUE DILIGENCE: Buyer agrees, affirms and understands that Buyer is relying solely on Buyer's own inspection and due diligence of the Business, the Buyer’s investigation of the assumption of vendors and accounts, the Assets being purchased, the financial statements of the business, the representations of Seller with regards to the prior operating history of the Business and the value of the assets being purchased in making this offer. Buyer further agrees that Buyer’s offer is made on Buyer’s examination of the business and Buyer’s ability to operate this business and not solely on the Seller’s past performance. Buyer further agrees that he/she will or has examined the books and financial records of Seller or employed a professional auditor to perform such examination. If the income and profits quoted (either written or verbally), by the Seller do not agree with those actual records (including Federal Tax returns) and Buyer continues and completes this transaction, it is agreed that Buyer has investigated the records to his/her own satisfaction without ANY reliance upon FCBB or its agents, employees or owners. Buyer and Seller agree to act diligently and in good faith to complete and release all contingencies in a timely manner. Buyer understands that, unless expressly written as a contingency of this Agreement, there is no guaranty as to the transferability or assumption of certain items, including but not limited to: Clients, Vendor and /or Employee Contracts / Agreements, Licenses, Advertising Venues, etc. Buyer is solely responsible for investigating the transferability and/or assignability of said items during the Buyer’s Due Diligence Period; Seller to make best efforts to assist Buyer in obtaining any required consents to assignment. Buyer agrees to hold Seller and FCBB harmless in the event that such items are unable to be assigned or transferred to Buyer before or after the completion or closing of this transaction.

49. INSURANCE/LICENSES: Buyer will obtain, at Buyer’s cost, insurance as required by Landlord. Buyer may assume Seller’s existing insurance policy and any Seller’s prepaid premium will be pro-rated. Prior to the transfer of the Business, Buyer or Buyer’s Representative will apply for and be solely responsible for obtaining all required licenses to operate the Business after the closing of the transaction (unless application and/or license is required prior to closing). Unless specifically stated, Buyer knows of no reason why any license to operate the Business should be denied him/her/it. Further, Buyer agrees that all required licensing and permit information provided to all governmental licensing agencies will be true and accurate. If a “Seller Carry Note” is created, Buyer will name Seller as an additional “Loss Payee” for the amount financed in an appropriate insurance policy.

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50. INDEMNIFICATION AND TAXES: Seller agrees to hold harmless, indemnify and save Buyer from and against all debts, claims, actions or causes of action, losses, damages (including legal fees and disbursements) now existing or that may arise from or grow out of Seller's past operation and ownership of the Business or the assets related thereto, either directly or indirectly. Buyer will have the right to offset any debts or obligations incurred by Seller relating to the operation of the Business which have been paid by Buyer against any monies owed by Buyer to Seller. Buyer will give Seller reasonable written notice that Buyer intends to deduct said payments made from Buyer’s payment to Seller from any existing Seller Carry Note. Buyer agrees to indemnify, defend, and hold Seller harmless from any debts or legal actions against Seller that Buyer incurs as a result of Buyer purchasing the named Business. Seller further agrees to hold Buyer harmless, defend and to reimburse Buyer for any Successor’s Liability regardless of any State Law or Regulation to the contrary. Seller expressly agrees that Seller is responsible for any unpaid taxes owing to any governmental agency, including any taxes that were either not collected or not billed at the completion of the sale, transfer and/or the closing of the transaction and Seller personally guarantees payment of same. Seller warrants that he/she and the Business are not in default to any taxing agency unless noted. If required by any law or regulation, Buyer or Seller shall pay any sales or use tax payable as a result of the sale and, if required, shall deliver to Closing Entity Company any clearance documents available from the appropriate Taxation Agency.

51. DISPUTES, JURISDICTION GOVERNING LAW & SEVERABILITY: Any litigation, mediation, arbitration or disputes concerning this Agreement, its construction, terms and performance will be governed by and interpreted and enforced within the Courts of the County and State where the FCBB office is located. Buyer and Seller irrevocably waive their rights to change this jurisdiction even if this waiver conflicts with other State laws. In the event that any of the provision, or portions, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction or Arbitrator, the validity of the remaining provisions, or portions hereof, will not be affected thereby, and effect will be given to the intent manifested by the provisions, or portions thereof, held to be enforceable and valid. In the event of litigation arising from this agreement or the purchase/sale of the named business or in any action brought by the Seller and/or the Buyer against each other to enforce any rights arising under this Agreement, the party prevailing in such action will be entitled to recover its legal fees and disbursements and will also be entitled to all costs, expenses and legal fees and disbursements to be expended in collecting the amounts owing.

51.1: DISPUTES: Any election by either or both FCBB and other involved Brokers to participate in mediation or arbitration shall not cause FCBB and other Brokers being deemed parties to the Agreement.

A. Mediation: Prior to filing any legal action, Buyer, Seller and FCBB (including any other involved Brokers), agree to mediate all disputes or claims arising amongst or between them regarding this Agreement, or any resulting transaction before resorting to arbitration or court action. Mediation fees shall be divided equally amongst the parties involved. If, for any dispute or claim this paragraph applies, any party commences an action without first attempting to resolve the matter through mediation or refuses to mediate after a request has been made, then that party shall not be entitled to recover attorney fees, even if those fees would otherwise be available to that party in any such action.

B. Arbitration/Litigation: In the event of any dispute subsequent to the closing of this sale (which cannot be resolved through mediation), between Buyer and Seller or FCBB (including any other involved Brokers), regarding this Agreement and/or sale/purchase, the parties agree that, upon the election and choice of Buyer or Seller or FCBB, the dispute will be submitted to binding and conclusive arbitration. Arbitration fees will be divided equally amongst all participating parties. During arbitration, any party may be represented by legal counsel with each party responsible for their own legal fees and costs, unless expressly stated otherwise in the terms contained in this Agreement. The right of appeal of any arbitration decision is hereby waived. During litigation, any party may be represented by legal counsel with each party responsible for their own legal fees and costs, unless expressly stated otherwise in the terms contained in this Agreement.

C. Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby.

52. BUYER'S DEFAULT: SELLER’S REMEDIES AND RIGHTS: Subject to the express written contingencies contained within this Agreement, if Buyer should fail, for any reason other than the fault of the Seller, to complete the purchase on the closing date, Seller may retain the Earnest Money Deposit less any transaction fees. All funds deposited in an escrow or trust accounts that are forfeited to Seller will be divided as per the Listing or Commission Agreement. Seller will also have the right, in addition to retaining the Earnest Money Deposit, to enforce this Agreement by any legal or equitable remedies, including, but not limited to, a suit for specific performance and/or by an action for damages for Buyer’s breach of the contract. Seller will be entitled, but not limited to, recovery of Seller's loss of bargain, to the Seller's consequential damages and to its liability for FCBB's commissions. The foregoing remedies of the Seller are subject to Seller's payment of FCBB's commissions hereunder. If, in the event of Buyer’s default, and if Seller agrees to accept an amount of money as Liquidated Damages, then such amount of money must be at least equal to Ten (10%) percent of the agreed upon and accepted Purchase Price for such liquidated damages. If Seller agrees to accept the Earnest Money Deposit as liquidated damages, then, upon presentation of proof of default to the closing entity, Buyer’s signature shall not be required by the closing entity to release such funds.

53. SELLER’S DEFAULT: BUYER’S REMEDIES AND RIGHTS: If Seller, after acceptance of this Agreement, should default for any reason, or cause a default whereby Buyer is unable, through no fault of Buyer, to purchase the Business, Seller will be responsible to Buyer for all costs and damages incurred by Buyer for Buyer’s investigation and any other costs related to the purchase of the Business. Buyer will be entitled to require Seller to complete the purchase and sale of the Business. Should Seller withdraw from this Agreement without the express written approval of Buyer, Buyer will have the right to enforce this Agreement by any legal or equitable remedies, including a suit for specific performance and/or breach of the contract.

54. SELLER'S ACKNOWLEDGMENT: Seller acknowledges that FCBB has made no representations of the Buyer concerning the history, net worth, financial representations, and creditworthiness, ability to repay any Seller Financing or ability of the Buyer to complete this transaction or of Buyer’s ability to operate the Business. Seller agrees to rely solely on Buyer's representation to Seller and FCBB.

55. EQUAL OPPORTUNITY AND AMERICANS WITH DISABILITIES ACT: The Business is sold in compliance with Federal, State, and local anti-discrimination laws. The Americans with Disabilities Act (ADA) prohibits discrimination against individuals with disabilities. The ADA affects almost all commercial facilities and public accommodations. The ADA can require, among other items that buildings be made readily accessible to the disabled. Different requirements apply to new construction, alterations to existing buildings, and removal of barriers in existing buildings. Compliance with the ADA

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56. SURVIVAL: All warranties, representations and covenants will be repeated on the closing date and will not merge but will survive the closing of this sale.

57. TIME IS OF THE ESSENCE & PERSONAL GUARANTEES: Buyer and Seller agree that time will be of the essence in the completion of this Agreement. Buyer and Seller personally guarantee performance of this Agreement, and any Seller Carry Back Note and financing arrangement as set forth and all addendums or amendments to this Agreement. If Seller and/or Buyer is a corporate entity, Seller and Buyer agree that all officers, directors and/or members of the corporate entity, currently or in the future, personally guarantee performance of this Agreement, Seller Carry Note, all financing arrangements and/or addendum or amendment to this Agreement.

58. CONSTRUCTION: The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement. Whenever required by the context, the singular shall include the plural and vice versa. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Agreement shall mean and refer to calendar days. This Agreement shall not be construed as if prepared by one of the parties, but rather according to its fair meaning as a whole, as if both parties had prepared it. Any uncertainty or ambiguity existing in it shall not be interpreted against any party including FCBB, but rather shall be interpreted according to the rules generally governing the interpretation of contracts. If this Agreement contains any errors, omissions, transpositions, typographical or other errors, its author and FCBB shall be held harmless by all parties. No representation is made as to the legal validity or adequacy of any provision or tax consequences thereof.

59. COUNTERPARTS: This agreement may be signed by the parties on more than one copy, which, when taken together, each signed copy shall be read as one complete form. Electronic and Facsimile signatures may be accepted as original.

60. NOTICES: All notices or other communications regarding this Agreement will be delivered to the address, fax number and/or email address of Buyer and Seller on file in the offices of FCBB and copies will concurrently be delivered to FCBB at its business address.

61. ENTIRE AGREEMENT: This Agreement, Counter Offers, Amendments and any Addenda constitute the entire Agreement and understanding of the parties regarding its subject matter and cannot be modified except in writing executed by all parties and supersedes all previous Purchase Agreements between the Buyer and Seller. There are no expressed or implied warranties, representations or covenants relating to this transaction except as expressly set forth or incorporated herein. Any representations which are not in writing and part of this Agreement will not be binding upon the parties. All parties agree that in the event of any conflict between this Agreement and any other documents relating to this transaction, this Agreement shall be the controlling document.

62. ADVICE: Buyer and Seller certify that neither FCBB nor its agents have expressed any legal, financial, tax liability or other opinion arising from the sale of the assets of the Business. By the signing of this Agreement, Buyer and Seller each warrant to FCBB that they have been counseled by competent counsel and have obtained and relied upon their own legal and accounting advice and that FCBB and its agents and officers will not be further concerned with same 63. RISK: Buyer confirms that, upon entering into this Agreement, Buyer has been made aware and understands the inherent risks involved in the purchasing of a business and lack of guarantees and agrees that Seller cannot guarantee the success of Buyer’s method of operating the Business. Buyer understands that the success of the Business being purchased, of which Seller has no control, is dependent upon Buyer’s skills in operating the Business and not just the past performance of the Seller. BUYER AND SELLER ARE STRONGLY ADVISED TO CONSULT APPROPRIATE LEGAL, TAX ACCOUNTING OR OTHER PROFESSIONALS REGARDING THIS AGREEMENT.

64. MUTUAL RESCISSION: Mutual rescission of this Agreement by Buyer and Seller will not relieve said parties of their obligations to FCBB to pay its Commission.

65. MUTUAL CONFIDENTIALITY: Both Buyer and Seller agree that this Agreement is confidential and agree that its terms and conditions will not be revealed other than to their advisors and counsel or if required by any applicable law, code or regulation. All parties agree not to post, directly or indirectly, any negative, derogatory or disparaging comments on any social media and/or websites concerning this transaction and further agree that such postings will be considered a breach of this Agreement, the Listing Agreement and the Confidentiality Agreement.

66. REPRESENTATION/AGENCY: Buyer warrants and agrees that, unless otherwise stated in this Agreement, First Choice Business Brokers (“Broker”) is the sole procuring cause in this transaction. Buyer further warrants and agrees that if another broker makes a claim for Buyer representation and part of the commission in this transaction, then it will be the sole responsibility of Buyer to satisfy such claim separate and apart from this transaction. Seller is responsible for payment of commissions to First Choice Business Brokers unless otherwise provided herein. Buyer and Seller acknowledge that FCBB’s representation terminates at the time and date of closing (Business Transfer), regardless of Buyer and Seller’s post-closing obligations. Confirmation of Representation: The Broker and agents in this transaction are:

Buyer’s Agent(s): Adrianna Smith Lic#01957172 / Lana Hout Lic#01957174	Seller’s Agent(s): Adrianna Smith Lic#01957172 / Lana Hout Lic#01957174
Buyer’s Broker: FCBB #130: 1642 Westwood Blvd., Ste. 201, Los Angeles, CA 90024 Lic. #01961019	Seller’s Broker: FCBB #130: 1642 Westwood Blvd., Ste. 201, Los Angeles, CA 90024 Lic. #01961019
Address: 1642 Westwood Blvd. Ste 201 Los Angeles, CA 90024	Address: 1642 Westwood Blvd. Ste 201 Los Angeles, CA 90024

67. BENEFICIARY/COMMISSIONS: Buyer herein requires, and Seller agrees, as an express condition of this Agreement, that Seller will pay FCBB a certain sum or percentage of the Purchase Price (Commission as defined in the Listing or Commission Agreement dated 11/20/2020 incorporated herein by reference), pursuant to the terms of the Listing or Commission Agreement executed by and between the Seller and FCBB and FCBB’s respective agents which is fully earned upon acceptance of this agreement. Buyer and Seller expressly agree and identify First Choice Business Brokers (FCBB), as the sole broker to this Agreement (unless otherwise stated) and an express third-party beneficiary only in regard to matters connected with the payment of the Commission. Buyer and Seller agree that no changes shall be made by Buyer, Seller or the Trust or Escrow Holder with respect to

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68. AUTHORITY: Buyer and Seller each warrant to the other that they respectively have the full power and authority to enter into this Agreement, are not under the jurisdiction of a Federal Bankruptcy Court and are able to complete the transaction described herein. No contract or agreement to which either Buyer or Seller is party to shall prevent either of them from completing the transaction described herein or is the consent of any government authority or third party required.

69. LEGALLY BINDING: Upon execution by Buyer and Seller, this Agreement will be absolutely binding and fully enforceable upon the parties and will bind and inure to the benefit of their successors, assignees, personal representatives, heirs and legatees of the parties hereto. Please read it carefully before signing. If you do not fully understand it, legal and financial advice should be obtained before signing. Buyer and Seller have relied on their own judgment in entering into this Agreement and NOT the information and statements of FCBB, its agents or officers. Upon Seller’s Acceptance, Buyer and Seller agree to be bound by each provision of this Agreement and all signed addenda, disclosures, and attachments, if any.

70. FRANCHISOR NOT A PARTY: Buyer and Seller each irrevocably agree that each First Choice Business Brokers office is an independently owned and operated Franchisee and that the Franchisor (First Choice Business Brokers Inc.) is NOT a party to or involved in this Transaction or any Agreements between the Buyer and the Seller.

71. EXPIRATION OF OFFER: Buyer's offer is open for the Seller's acceptance ONLY UNTIL

Dated: 01/27/2021

(MM/DD/YYYY) at 8:00

AM PM Time Zone PST
(Time) ƒ

72. CLOSING DATE: The closing date for this transaction will be on: 03/15/2021 (MM/DD/YYYY) or such other date as the parties may later mutually have agreed upon in writing. Buyer and Seller agree that “Time is of the Essence” and hereby agree in a timely manner to execute any and all documents necessary to affect a closing of this transaction on the closing date. If the transaction is dependent upon a third- party approval or completion of a contingency (for example but not limited to: Landlord approval, Licensing Authority, US Immigration Visa approval, Franchisor and/or lender documentation and funding, Lienholder Satisfactions etc.), which cause a delay in the closing of the transaction, then without further written instruction, the closing date will be automatically extended whereby the transaction will close within three (3) business days of Closing Entity Company receiving written approval and/or satisfaction of such contingencies that are customary or reasonable with reference to the specific contingency. If the designated closing date is a weekend or holiday, then the closing shall be on the next business day. Buyer agrees to wire sufficient funds to the closing entity at lease twenty-four (24) hours prior to the closing date to complete the transaction.

73. RECEIPT OF THIS AGREEMENT: Buyer and Seller each acknowledge having fully read, understood, and agrees to each and every provision of this Agreement unless modified by addendum or counteroffer and received a true copy of this document.

Dated:			(MM/DD/YYYY) at	(Time) ƒAM ƒPM Time Zone
BUYER:
Entity Name (if any): Malcolm Wingate Cush Franklin LLC
By: Frank Igwealor, Managing Member				By:
Printed Name and Title				Printed Name and Title
Signature			Date	Signature	Date
Individually			Date	Individually	Date
370 Amapola Ave Ste 200A Torrance, CA 90501				n/a
Home Address			City	State	Zip
FIRST CHOICE BUSINESS BROKERS
Adrianna Smith Lic#01957172 / Lana Hout Lic#01957174
FCBB Agent Signature				Agent Printed Name
FIRST CHOICE BUSINESS BROKERS (franchise # 130 address) 1642 Westwood Blvd. Ste 201 Los Angeles, CA 90024

74. SELLER’S RESPONSE: (Check one only).
ƒ COUNTER OFFER:			Seller accepts the terms of this Agreement subject to the attached COUNTER OFFER #1 dated:
ƒ REJECTION:			Seller hereby informs Buyer the offer presented herein is NOT accepted.
Seller’s rejection signature(s):
ƒ ACCEPTANCE:			I/We the Seller(s) accept this Asset Purchase Agreement in its entirety and agree to sell the assets of the named Business in accordance with all the terms and conditions stated herein without exception.

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SELLER'S ACCEPTANCE & AGREEMENT

ALL TERMS, CONDITIONS WARRANTIES AND REPRESENTATIONS ARE HEREBY APPROVED AND ACCEPTED, (Contingent only upon those items expressly set forth in this Agreement).

2570 Mallory Street Los Angeles, CA 90032
Home Address	City	State	Zip
FIRST CHOICE BUSINESS BROKERS
Adrianna Smith Lic#01957172 / Lana Hout Lic#01957174
FCBB Agent Signature		Agent Printed Name

FIRST CHOICE BUSINESS BROKERS (franchise # 130	address) 1642 Westwood Blvd. Ste 201 Los Angeles, CA 90024

An Agent may not sign for any party to this Agreement unless Buyer and/or Seller have executed a Power of Attorney permitting this action. Should this Agreement be transmitted electronically or by any other method and if any original part or portion of this Agreement is altered WITHOUT the personal written approval and consent of FCBB, then First Choice Business Brokers shall have the option and right NOT to present the offer to the Seller. WARNING: This form is protected under the Copyright laws of the United States and any duplication, unauthorized use of any part or whole of this Agreement without the prior written consent of First Choice Business Brokers will subject the user to legal action including a suit for copyright violation, infringement and damages.

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CORPORATE RESOLUTION TO PURCHASE (135)

Authorization to PURCHASE a Business and/or Property:

I, n/a		the duly elected and qualified n/a
(Print Name)			(Corporate Title)
of n/a		, a Corporation of the State of n/a	, certify that the following is a true and correct
(Name of Corporation)
copy of a Resolution adopted at a properly convened meeting of the Board of Directors of said Corporation held on the n/a				day of

n/a	, in the year of n/a	, and that such resolution is now in full force and effect:

RESOLVED, that n/a		, the n/a		of this
	(Print Name)		(Corporate Title)
Corporation is hereby authorized to purchase the business and/or property commonly known as:

YCO Bitcoin				located at
(Name of Business and/or Property)

2570 Mallory Street Los Angeles, CA 90032				in the
(Business and/or Property Address)

County of n/a	, State of n/a	, under such terms and conditions as he/she deems ordinary and reasonable. It is

FURTHER RESOLVED, that n/a		be and hereby is authorized to sign and execute on behalf of the

(Print Name)

Corporation, all papers, documents and other instruments which he/she deems in his/her sole discretion to be ordinary, necessary and reasonable to accomplish the above as evidenced below by his or her signature:

, the n/a

of the Corporation.

(Signature)

(Corporate Title)

LIMITED LIABILITY COMPANY RESOLUTION TO PURCHASE

Authorization to PURCHASE a Business and/or Property:

I, Frank Igwealor the duly elected and qualified Managing Member of Malcolm Wingate Cush Franklin LLC

(Print Name) (Name of LLC)

, a Limited Liability Company (LLC) of the State of CA	certify that the following is a true and correct copy of a Resolution adopted

at a properly convened meeting of the Members of said Limited Liability Company held on the 22nd			day of January	, in the year of
20____		_ 21 and that such resolution is now in full force and effect:
RESOLVED, that Frank Igwealor	, the Managing Member of this Limited Liability Company is hereby authorized to
(Print Name)
purchase the business and/or property commonly known as:
YCO Bitcoin				located at
(Name of Business and/or Property)
2570 Mallory Street Los Angeles, CA 90032				in the
(Business and/or Property Address)
County of Los Angeles	, State of CA	, under such terms and conditions as he/she deems ordinary and reasonable. It is FURTHER
RESOLVED, that Frank Igwealor	be and hereby is authorized to sign and execute on behalf of the Limited Liability

(Print Name)

Company, all papers, documents and other instruments which he/she deems in his/her sole discretion to be ordinary, necessary and reasonable to accomplish the above as evidenced below by his or her signature:

  the Managing Member of the Limited Liability Company.

(Signature)

135 03142012

  Copyright First Choice Business Brokers 2006

Zoho Sign Document ID: JPGSTQXH0EE8X23ZCNR4YYBDB-GPAUSFIVE2SUQK2IU

Bkr Date

California Association of Business Brokers
Professional Service since 1987

This form has been provided by the California Association of Business Brokers for the exclusive use of its members.

A list of current members is available at www.cabb.org.

DISCLOSURE REGARDING REAL ESTATE AGENCY RELATIONSHIP

(As required by the Civil Code)

When you enter into a discussion with a real estate agent regarding a real estate transaction, you should from the outset understand what type of agency relationship or representation you wish to have with the agent in the transaction.

SELLER’S AGENT

A Seller's agent under a listing agreement with the Seller acts as the agent for the Seller only. A Seller's agent or a subagent of that agent has the following affirmative obligations: To the Seller: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Seller.

To the Buyer and the Seller:

(a)	Diligent exercise of reasonable skill and care in performance of the agent's duties.
(b)	A duty of honest and fair dealing and good faith.
(c)	A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the parties.

An agent is not obligated to reveal to either party any confidential information obtained from the other party that does not involve the affirmative duties set forth above.

BUYER'S AGENT

A selling agent can, with a Buyer's consent, agree to act as agent for the Buyer only. In these situations, the agent is not the Seller's agent, even if by agreement the agent may receive compensation for services rendered, either in full or in part from the Seller. An agent acting only for a Buyer has the following affirmative obligations: To the Buyer: A fiduciary duty of utmost care, integrity, honesty, and loyalty in dealings with the Buyer.

To the Buyer and the Seller:

(a)	Diligent exercise of reasonable skill and care in performance of the agent's duties.
(b)	A duty of honest and fair dealing and good faith.
(c)	A duty to disclose all facts known to the agent materially affecting the value or desirability of the property that are not known to, or within the diligent attention and observation of, the parties.

An agent is not obligated to reveal to either party any confidential information obtained from the other party that does not involve the affirmative duties set forth above.

AGENT REPRESENTING BOTH SELLER AND BUYER

A real estate agent, either acting directly or through one or more associate licensees, can legally be the agent of both the Seller and the Buyer in a transaction, but only with the knowledge and consent of both the Seller and the Buyer.

In a dual agency situation, the agent has the following affirmative obligations to both the Seller and the Buyer:

(a)	A fiduciary duty of utmost care, integrity, honesty and loyalty in the dealings with either the Seller or the Buyer.
(b)	Other duties to the Seller and the Buyer as stated above in their respective sections.

In representing both Seller and Buyer, the agent may not, without the express permission of the respective party, disclose to the other party that the Seller will accept a price less than the listing price or that the Buyer will pay a price greater than the price offered.

The above duties of the agent in a real estate transaction do not relieve a Seller or Buyer from the responsibility to protect his or her own interests. You should carefully read all agreements to assure that they adequately express your understanding of the transaction. A real estate agent is a person qualified to advise about real estate. If legal or tax advice is desired, consult a competent professional.

Throughout your real property transaction you may receive more than one disclosure form, depending upon the number of agents assisting in the transaction. The law requires each agent with whom you have more than a casual relationship to present you with this disclosure form. You should read its contents each time it is presented to you, considering the relationship between you and the real estate agent in your specific transaction. This disclosure form includes the provisions of Sections 2079.13 to 2079.24, inclusive, of the Civil Code set forth on page 2. Read it carefully.

I/WE ACKNOWLEDGE RECEIPT OF A COPY OF THIS DISCLOSURE AND THE PORTIONS OF THE CIVIL CODE ON PAGE 2 OF

THIS FORM.

Broker (Firm) FCBB #130: 1642 Westwood Blvd., Ste. 201, Los Angeles, CA 90024 Lic. #01961019		CalBRE Lic.# 01961019

By ;	Date	CalBRE Lic.# 01957172 / 01957174
Salesperson or Broker Associate
Adrianna Smith Lic#01957172 / Lana Hout Lic#01957174

©2016 California Association of Business Brokers

Agency Disclosure, Rev 12/16

Zoho Sign Document ID: JPGSTQXH0EE8X23ZCNR4YYBDB-GPAUSFIVE2SUQK2IU

DISCLOSURE REGARDING REAL ESTATE AGENCY RELATIONSHIP (PAGE 2 OF 2)

2079.13. As used in Sections 2079.14 to 2079.24, inclusive, the following terms have the following meanings: (a) "Agent" means a person acting under provisions of Title 9 (commencing with Section 2295) in a real property transaction, and includes a person who is licensed as a real estate broker under Chapter 3 (commencing with Section 10130) of Part 1 of Division 4 of the Business and Professions Code, and under whose license a listing is executed or an offer to purchase is obtained. (b) "Associate licensee" means a person who is licensed as a real estate broker or salesperson under Chapter 3 commencing with Section 10130) of Part 1 of Division 4 of the Business and Professions Code and who is either licensed under a broker or has entered into a written contract with a broker to act as the broker's agent in connection with acts requiring a real estate license and to function under the broker's supervision in the capacity of an associate licensee. The agent in the real property transaction bears responsibility for his or her associate licensees who perform as agents of the agent. When an associate licensee owes a duty to any principal, or to any buyer or seller who is not a principal, in a real property transaction, that duty is equivalent to the duty owed to that party by the broker for whom the associate licensee functions. (c) "Buyer" means a transferee in a real property transaction, and includes a person who executes an offer to purchase real property from a seller through an agent, or who seeks the services of an agent in more than a casual, transitory, or preliminary manner, with the object of entering into a real property transaction. “Buyer" includes vendee or lessee. (d) "Commercial real property" means all real property in the state, except single-family residential real property, dwelling units made subject to Chapter 2 (commencing with Section 1940) of Title 5, mobile homes, as defined in Section 798.3, or recreational vehicles, as defined in Section 799.29. (e) "Dual agent" means an agent acting, either directly or through an associate licensee, as agent for both the seller and the buyer in a real property transaction. (f) "Listing agreement" means a contract between an owner of real property and an agent, by which the agent has been authorized to sell the real property or to find or obtain a buyer. (g) "Listing agent" means a person who has obtained a listing of real property to act as an agent for compensation. (h) "Listing price" is the amount expressed in dollars specified in the listing for which the seller is willing to sell the real property through the listing agent. (i) "Offering price" is the amount expressed in dollars specified in an offer to purchase for which the buyer is willing to buy the real property. (j) "Offer to purchase" means a written contract executed by a buyer acting through a selling agent that becomes the contract for the sale of the real property upon acceptance by the seller. (k) "Real property" means any estate specified by subdivision (1) or (2) of Section 761 in property that constitutes or is improved with one to four dwelling units, any commercial real property, any leasehold in these types of property exceeding one year's duration, and mobile homes, when offered for sale or sold through an agent pursuant to the authority contained in Section 10131.6 of the Business and Professions Code. (l) "Real property transaction" means a transaction for the sale of real property in which an agent is employed by one or more of the principals to act in that transaction, and includes a listing or an offer to purchase. (m) "Sell," "sale," or "sold" refers to a transaction for the transfer of real property from the seller to the buyer, and includes exchanges of real property between the seller and buyer, transactions for the creation of a real property sales contract within the meaning of Section 2985, and transactions for the creation of a leasehold exceeding one year's duration. (n) "Seller" means the transferor in a real property transaction, and includes an owner who lists real property with an agent, whether or not a transfer results, or who receives an offer to purchase real property of which he or she is the owner from an agent on behalf of another. "Seller" includes both a vendor and a lessor. (o) "Selling agent" means a listing agent who acts alone, or an agent who acts in cooperation with a listing agent, and who sells or finds and obtains a buyer for the real property, or an agent who locates property for a buyer or who finds a buyer for a property for which no listing exists and presents an offer to purchase to the seller. (p) "Subagent" means a person to whom an agent delegates agency powers as provided in Article 5 (commencing with Section 2349) of Chapter 1 of Title 9. However, "subagent" does not include an associate licensee who is acting under the supervision of an agent in a real property transaction.

2079.14. Listing agents and selling agents shall provide the seller and buyer in a real property transaction with a copy of the disclosure form specified in Section 2079.16, and, except as provided in subdivision (c), shall obtain a signed acknowledgment of receipt from that seller or buyer, except as provided in this section or Section 2079.15, as follows: (a) The listing agent, if any, shall provide the disclosure form to the seller prior to entering into the listing agreement. (b) The selling agent shall provide the disclosure form to the seller as soon as practicable prior to presenting the seller with an offer to purchase, unless the selling agent previously provided the seller with a copy of the disclosure form pursuant to subdivision (a). (c) Where the selling agent does not deal on a face-to-face basis with the seller, the disclosure form prepared by the selling agent may be furnished to the seller (and acknowledgment of receipt obtained for the selling agent from the seller) by the listing agent, or the selling agent may deliver the disclosure form by certified mail addressed to the seller at his or her last known address, in which case no signed acknowledgment of receipt is required. (d) The selling agent shall provide the disclosure form to the buyer as soon as practicable prior to execution of the buyer's offer to purchase, except that if the offer to purchase is not prepared by the selling agent, the selling agent shall present the disclosure form to the buyer not later than the next business day after the selling agent receives the offer to purchase from the buyer.

2079.15. In any circumstance in which the seller or buyer refuses to sign an acknowledgment of receipt pursuant to Section 2079.14, the agent, or an associate licensee acting for an agent, shall set forth, sign, and date a written declaration of the facts of the refusal.

2079.16. Reproduced on page 1 of this form.

2079.17. (a) As soon as practicable, the selling agent shall disclose to the buyer and seller whether the selling agent is acting in the real property transaction exclusively as the buyer's agent, exclusively as the seller's agent, or as a dual agent representing both the buyer and the seller. This relationship shall be confirmed in the contract to purchase and sell real property or in a separate writing executed or acknowledged by the seller, the buyer, and the selling agent prior to or coincident with execution of that contract by the buyer and the seller, respectively. (b) As soon as practicable, the listing agent shall disclose to the seller whether the listing agent is acting in the real property transaction exclusively as the seller's agent, or as a dual agent representing both the buyer and seller. This relationship shall be confirmed in the contract to purchase and sell real property or in a separate writing executed or acknowledged by the seller and the listing agent prior to or coincident with the execution of that contract by the seller. (c) The confirmation required by subdivisions (a) and (b) shall be in the following form: ____________________________________________________ is the agent of (check one): ( ) the seller exclusively; or ( ) both the buyer and seller.

(Name of Listing Agent

______________________________________________________ is the agent of is the agent of (check one): ( ) the buyer exclusively; or ( ) the seller (Name of Selling Agent if not the same as Listing Agent) exclusively; or ( ) both the buyer and seller (d) The disclosures and confirmation required by this section shall be in addition to the disclosure required by Section 2079.14.

2079.18. No selling agent in a real property transaction may act as an agent for the buyer only, when the selling agent is also acting as the listing agent in the transaction.

2079.19. The payment of compensation or the obligation to pay compensation to an agent by the seller or buyer is not necessarily determinative of a particular agency relationship between an agent and the seller or buyer. A listing agent and a selling agent may agree to share any compensation or commission paid, or any right to any compensation or commission for which an obligation arises as the result of a real estate transaction, and the terms of any such agreement shall not necessarily be determinative of a particular relationship.

2079.20. Nothing in this article prevents an agent from selecting, as a condition of the agent's employment, a specific form of agency relationship not specifically prohibited by this article if the requirements of Section 2079.14 and Section 2079.17 are complied with.

2079.21. A dual agent shall not disclose to the buyer that the seller is willing to sell the property at a price less than the listing price, without the express written consent of the seller. A dual agent shall not disclose to the seller that the buyer is willing to pay a price greater than the offering price, without the express written consent of the buyer. This section does not alter in any way the duty or responsibility of a dual agent to any principal with respect to confidential information other than price.

2079.22. Nothing in this article precludes a listing agent from also being a selling agent, and the combination of these functions in one agent does not, of itself, make that agent a dual agent. 2079.23. (a) A contract between the principal and agent may be modified or altered to change the agency relationship at any time before the performance of the act which is the object of the agency with the written consent of the parties to the agency relationship. (b) A lender or an auction company retained by a lender to control aspects of a transaction of real property subject to this part, including validating the sales price, shall not require, as a condition of receiving the lender's approval of the transaction, the homeowner or listing agent to defend or indemnify the lender or auction company from any liability alleged to result from the actions of the lender or auction company. Any clause, provision, covenant, or agreement purporting to impose an obligation to defend or indemnify a lender or an auction company in violation of this subdivision is against public policy, void, and unenforceable.

2079.24. Nothing in this article shall be construed to either diminish the duty of disclosure owed buyers and sellers by agents and their associate licensees, subagents, and employees or to relieve agents and their associate licensees, subagents, and employees from liability for their conduct in connection with acts governed by this article or for any breach of a fiduciary duty or a duty of disclosure.

©2016 California Association of Business Brokers

Agency Disclosure, Rev 12/16

Zoho Sign Document ID: JPGSTQXHUEE8X232CNR4YYBDB-GPAUSFIVE2S0QK2I0

E*TRADE

E*TRADE Platinum
Investment Account

Account Number:

Statement Period : December 1, 2020 - December 31, 2020

Account Type: INDIVIDUAL

Direct your service and investment questions to:
CELEB WELDON
Platinum Client Group
800-503-9260

Customer Update:

Tax questions? No problem.
Get helpful tips, tools, and key dates in the Tax Center. Visit *etrade.com/tax* today.

ACCOUNT OVERVIEW

Last Statement Date:		November 30, 2020
Beginning Account Value (On 11/30/20):	$	94,132.19
Ending Account Value (On 12/31/20):	$	138,366.66
Net Change:	$	44,234.47

For current rates, please visit etrade.com/rates

ASSET ALLOCATION (AS OF 12/31/20)

7.43% - Cash & Equivalents
92.57% - Stocks, Options & ETF (Long)

ACCOUNT VALUE SUMMARY

	AS OF 12/31/20	AS OF 11/30/20	% CHANGE
Cash & Equivalents	$ 10,343.33	$ 7,774.81	33.04%
Margin Balance	$ 702.91	$ 0.00	--
Total Cash/Margin Debt	**$ 11,046.24**	**$ 7,774.81**	**42.08%**
Stocks, Options & ETF (Long)	$ 128,824.42	$ 87,872.38	46.60%
Stocks, Options & ETF (Short)	$ -1,504.00	$ -1,515.00	0.73%
Total Value of Securities	**$ 127,320.42**	**$ 86,357.38**	**47.43%**
Net Account Value	**$ 138,366.66**	**$ 94,132.19**	**46.99%**

Securities products and services are offered by E*TRADE Securities LLC, Member FINRA/SIPC. Sweep Deposit Account is a bank deposit account with E*TRADE Bank, a Federal savings bank, Member FDIC. Sweep deposit accounts at each bank are FDIC-insured up to a maximum of $250,000. Securities products and cash balances other than Sweep Deposit Account funds are not FDIC-insured, are not guaranteed deposits or obligations of E*TRADE Bank, and are subject to investment risk, including possible loss of the principal invested.

Frank I Igwealor *Frank Igwealor*

Jan 25 2021 14:13 PST

E*TRADE Securities LLC • PO Box 484, Jersey City, NJ 07303-0484 • www.etrade.com • 1-800-503-9260 • Member FINRA/SIPC

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